Exhibit 10.2(c)

THIS TRANSITION AGREEMENT (this “Agreement”), dated as of November 5, 2013 (the “Effective Date”), is entered into by and among David L. Calhoun (“Executive”), Nielsen Holding N.V., a Netherlands entity (“Parent”), The Nielsen Company B.V., a Netherlands corporation (“The Nielsen Company”), and TNC (US) Holdings, Inc., a Delaware corporation (together with The Nielsen Company and Parent, the “Company”).

WHEREAS, Executive is currently serving as the Chief Executive Officer of the Company pursuant to the terms of that certain Second Amended and Restated Employment Agreement dated as of October 27, 2010 (as amended by this Agreement, the “Employment Agreement”); and

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company will terminate effective as of the Transition Date (as defined below); and

WHEREAS, the Company desires to avail itself of Executive’s experience, advice and assistance following the Transition Date and Executive has agreed to serve as Executive Chairman of the board of directors of Parent (the “Board”), and to undertake the “Additional Services” (as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1.          RESIGNATION OF EMPLOYMENT, SERVICE AS EXECUTIVE CHAIRMAN OF THE BOARD, ADDITIONAL SERVICES

1.1          Termination of Employment.  Executive’s employment with the Company will terminate effective as of 11:59 p.m. Eastern Standard Time on December 31, 2013 (the “Transition Date”).  Such termination shall be a resignation by Executive without Good Reason for all purposes under the Employment Agreement.

1.2          Resignation as CEO; Termination of Employment Agreement.  Effective as of the Transition Date, Executive shall resign as the Chief Executive Officer of the Company and from any other position as an officer of the Company and any of its affiliates and the Employment Agreement shall terminate and be of no further force and effect (except for the provisions thereof that are expressly incorporated into this Agreement).

1.3          Service as Executive Chairman of the Board.  Effective as of January 1, 2014, Executive will be appointed as Executive Chairman of the Board, and shall continue to serve in such position until such time as Executive shall resign or otherwise be removed from the position of Executive Chairman of the Board and/or as a non-employee director of the Board.  Prior to the date on which he qualifies as an independent director of the Board, Executive will not receive any compensation for serving as Executive Chairman of the Board for so long as the Company does not compensate non-independent directors of the Board, except as is specifically set forth in this Agreement.  For the avoidance of doubt, Executive will not be an employee of the Company while he serves as Executive Chairman of the Board.

1.4          Additional Services.  During the period commencing on January 1, 2014 and ending on the earlier of the date determined by the Board and December 31, 2015 (the “Additional Service Period”), Executive agrees to serve as a coach and mentor to the individual who replaces Executive as the Company’s Chief Executive Officer (such individual, the “CEO”), and to provide guidance and advice to the CEO with respect to all aspects of the CEO’s duties and responsibilities, including but not limited to: (a) customer and other commercial relationships; (b) investor relations; (c) operations; (d) acquisitions and dispositions; and (e) the strategic planning process, in each case as reasonably requested by the Board or the CEO (the “Additional Services”).  By no later than 30 days following the Transition Date, Executive and the CEO will mutually agree upon and establish the level of engagement of Executive with respect to the provision of the Additional Services by Executive, with such agreement to be shared with the Board.  Executive will be required to devote between fifteen (15%) and twenty percent (20%) of his business time (determined on a quarterly basis) to the performance of the Additional Services during the Additional Service Period (prorated for any partial calendar quarter).  Unless determined otherwise by the Board, Executive will provide the Additional Services through December 31, 2015.  For the avoidance of doubt, the CEO will report directly to the Board.

2.          POST-TERMINATION PAYMENTS AND BENEFITS TO EXECUTIVE; TREATMENT OF OUTSTANDING EQUITY AWARDS

2.1          Capitalized Terms.  Capitalized terms used in this Section 2 and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

2.2          Accrued Obligations Upon Termination.  Following the Transition Date, the Company shall: (a) pay (within the sixty (60) day period after the Transition Date) to Executive any amounts of Executive’s Annual Base Salary earned through the Transition Date but not theretofore paid; (b) promptly reimburse (in no event later than the period set forth in Section 12(e) of the Employment Agreement) to Executive any expenses owed to Executive pursuant to Section 3(h) of the Employment Agreement; (c) pay (within the sixty (60) day period after the Transition Date) to Executive, any accrued vacation pay owed to Executive in accordance with Section 3(g) of the Employment Agreement; and (d) pay to Executive any amount arising from Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(f) of the Employment Agreement, which amounts shall be payable in accordance with the terms and conditions or such employee benefit plans, programs or arrangements.

2.3          Business Expenses; Office Space; Secretarial Support.  For so long as he serves as Executive Chairman of the Board, Executive will be provided with reasonable office space in the Company’s Wilton, Connecticut office and secretarial support.  In addition, the Company will reimburse Executive for all reasonable business expenses incurred by him in the performance of the Additional Services in accordance with the Company’s expense reimbursement policy.  For the avoidance of doubt, if Executive ceases to serve as Executive Chairman of the Board but remains on the Board as a non-employee director, the Company may, in its sole discretion, cease providing such office and secretarial support.

2.4          Annual Bonus for 2013.  Notwithstanding Section 4(c)(iv) of the Employment Agreement, Executive shall be paid his Annual Bonus for the 2013 fiscal year on the date in 2014 on which, and in the same form as which, annual bonuses are paid to the Company’s senior executive officers.  In the event that a portion of such Annual Bonus is paid in the form of an award of restricted stock units, such restricted stock units shall vest on the same schedule as the restricted stock units granted to the Company’s senior executive officers (and shall have the same accelerated vesting provisions, if any, as are applicable to the grants made to such senior executive officers); provided, that (a) such vesting shall be based upon Executive’s continued service as a non-employee member of the Board rather than upon continued employment with the Company; and (b) if Executive ceases to serve as a non-employee member of the Board because either (i) Executive was not nominated to serve for an additional term; or (ii) having been so nominated, Executive is not elected to the Board, then all such restricted stock units shall vest upon the date on which Executive ceases to serve as a non-employee director.

2.5          2010 Signing Bonus.  Effective as of immediately prior to the Transition Date, Section 3(c)(ii)(b)(3) of the Employment Agreement is hereby deleted and replaced in its entirety with the following new Section 3(c)(ii)(b)(3):

“if Executive ceases to serve as Executive Chairman of the Board on or prior to December 31, 2014, Executive shall pay to Nielsen Holdings a lump sum cash payment equal to the Bonus Repayment Amount with respect to the product of (x) $2,000,000 and (y) the Applicable Percentage;”

2.6          Additional SERP.  The Company and Executive agree that (a) the Transition Date shall be the date on which Executive first experiences a “separation of service”, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other binding guidance promulgated thereunder (collectively, “Section 409A”), as the Company and Executive reasonably anticipate that the level of services to be performed by Executive pursuant to Section 1.4 above shall permanently decrease to no more than 20% of the average level of bona fide services performed by Executive for the Company over the 36-month period immediately preceding the Transition Date, and (b) Executive is a “specified employee” for purposes of Section 409A, such that payment of the Additional SERP must be delayed until the first date that is more than six months following the Transition Date and, accordingly, the Additional SERP will be paid to Executive in a cash lump sum on July 2, 2014 (subject to earlier payment in accordance with clause (ii) of Section 12(b) of the Employment Agreement).

2.7          Benefits.  Following the Transition Date, and in each case other than as required by COBRA, Executive (and his eligible dependents) shall no longer actively participate in, accrue service credit or have contributions made, either by Executive or on his behalf, under any employee benefit plan sponsored or maintained by the Company (including, without limitation, the Additional SERP) in respect of periods commencing following the Transition Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Code, and Executive shall have no further right to receive any such benefits from the Company.

2.8          Forfeiture of Retention RSU Award.  On the Transition Date, all restricted stock units (“RSUs”) granted under the Restricted Stock Unit Award Agreement by and between Parent and Executive dated July 25, 2013, will be automatically forfeited, without payment of any consideration therefor.

2.9          Amendment of Performance Restricted Share Award.  Effective as of immediately prior to the Transition Date, the Performance Restricted Shares granted under Parent’s 2010 Stock Incentive Plan (the “2010 Plan”) and the Performance Restricted Share Award Agreement by and between Parent and Executive dated February 20, 2013 (the “Restricted Share Award”) are hereby amended to: (a) provide that Executive’s provision of the Additional Services as Executive Chairman of the Board (but, for the avoidance of doubt, not his service solely as a non-employee member of the Board) shall constitute continued “Employment” with the Company, such that Executive shall remain eligible to earn the Performance Restricted Shares granted thereunder following the Transition Date for so long as Executive continues to provide the Additional Services as Executive Chairman of the Board; (b) provide that if the Board terminates the Additional Service Period prior to December 31, 2015 without Executive’s prior written consent and Executive was willing and able to continue to perform the Additional Services at the time of such termination, then the Additional Service Period shall be deemed to have continued through the “Performance Vesting Date” (as such term is defined in the Restricted Share Award); and (c) delete Section 2(a)(i)(B)(2) of the Restricted Share Award.

2.10          Amendment of 2010 Plan Options.  Effective as of immediately prior to the Transition Date, each Option (as that terms is defined in the 2010 Plan) granted to Executive under the 2010 Plan that remains outstanding on the Transition Date and is unvested as of the Transition Date is hereby amended to provide that Executive shall continue to be eligible to vest in accordance with the terms of the applicable stock option agreement only for so long as Executive continues to serve as Executive Chairman of the Board (but, for the avoidance of doubt, not if Executive serves solely as a non-employee member of the Board).  Pursuant to the terms of the Plan and the stock option agreements under which such Options were granted, the post-termination exercise period for each Option granted to Executive under the 2010 Plan (as set forth in the applicable stock option agreement) shall not commence until the first date following the Transition Date on which Executive ceases to serve as a non-employee member of the Board, because such service as a non-employee member of the Board constitutes continued “Employment” (as that term is defined in the 2010 Plan) with the Company for purposes of the post-termination exercise period for each such Option.

2.11          Amendment of 2006 Plan Options.  Effective as of immediately prior to the Transition Date, each stock option granted to Executive under Parent’s 2006 Stock Acquisition and Option Plan for Key Employees (the “2006 Plan”) that is outstanding and vested as of the Transition Date is hereby amended to provide that, for purposes of the post-termination exercise period for such stock options (as set forth in the applicable option agreement), Executive shall not be deemed to have experienced a “termination of employment” until the first date following the Transition Date on which Executive ceases to serve as a non-employee member of the Board.  For the avoidance of doubt, except in the case of a termination for Cause, if the post-termination exercise period provided for in the applicable option agreement is less than 90 days, such post-termination exercise period was extended to 90 days (but in no event past the tenth anniversary of the grant date of such stock option) pursuant to Section 3(d)(ii) of the Employment Agreement.

2.12          Taxes; Withholding.  Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement.  Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under the Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

3.          COMMUNICATIONS, SURVIVAL OF CERTAIN EMPLOYMENT AGREEMENT PROVISIONS

3.1          Communications.  The Company shall control the timing, content and manner of any internal, external and media communications concerning Executive’s resignation as Chief Executive Officer of the Company, the termination of Executive’s employment with the Company, and Executive’s appointment as Executive Chairman of the Board pursuant to the terms of this Agreement.  Executive shall have an opportunity to review and comment on external and media communications to be issued by the Company at the time of the initial public announcement of the transition of Executive role with the Company.

3.2          Survival of Certain Employment Agreement Provisions.  Sections 6 (Non-Competition; Non-Solicitation; No Hire), 7 (Nondisclosure of Proprietary Information), 8 (Non-Disparagement), 9 (Cooperation), 10 (Parachute Payments and Excise Taxes), 11 (Injunctive Relief), 12 (Section 409A), 14 (Indemnification and Insurance; Legal Expenses), and 23 (Arbitration) shall survive the termination of the Employment Agreement upon the Transition Date and shall continue to apply in accordance with their terms (and are accordingly hereby incorporated by reference as terms of this Agreement).  For the avoidance of doubt, the “Restricted Period” (as defined in the Employment Agreement) will commence on January 1, 2014.  Notwithstanding the language in Section 9 of the Employment Agreement to the contrary, Executive shall not be entitled to receive compensation at a per diem rate for providing the cooperation envisaged by Section 9 for so long as Executive continues to serve as a non-employee member of the Board. Notwithstanding the execution of this Agreement, the Company shall continue to have the right to add or substitute “Competitive Entities” in accordance with the terms of Section 6(a)(i) of the Employment Agreement at any time prior to January 1, 2014 and may deliver the list of 50 individuals contemplated by Section 6(a)(ii) of the Employment Agreement at any time prior to the expiration of the 30-day period immediately following the Transition Date.

4.          GOVERNING LAW

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States. Subject to Section 23 of the Employment Agreement (Arbitration), any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of New York County, New York or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, the Company and Executive accept the jurisdiction of said courts, agree to service of process by registered or certified mail, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

5.          SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

6.          CONSTRUCTION

Each party and its counsel has reviewed this Agreement or has been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

7.          ENTIRE AGREEMENT; EFFECTIVENESS OF AGREEMENT; COUNTERPARTS

7.1          Entire Agreement.  The Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, other than as expressly set forth herein, between the parties hereto pertaining to the subject matter hereof.

7.2          Effectiveness of Agreement.  This Agreement shall be effective upon the occurrence of the Transition Date.  In the event that Executive’s employment is terminated for any reason prior to the Transition Date, this Agreement shall be null and void.

7.3          Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NIELSEN HOLDINGS N.V.

By:
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

THE NIELSEN COMPANY B.V.

By:
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

[Signature Page to Calhoun Transition Agreement]

TNC (US) HOLDINGS, INC.

By:
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

[Signature Page to Calhoun Transition Agreement]

EXECUTIVE

By:
David L. Calhoun

[Signature Page to Calhoun Transition Agreement]